Exhibit 3.1
                              AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                                  PASSAVE, INC.
                             A DELAWARE CORPORATION


         The following Amended and Restated Certificate of Incorporation of Passave, Inc. (the "CORPORATION") amends and restates the provisions of the Amended Certificate of Incorporation of the Corporation filed with the Secretary of State of the State of Delaware on May 2, 2001, which replaced the Certificate of Incorporation of the Corporation originally filed with the Secretary of State of the State of Delaware on January 31, 2001 and supersedes the Amended and Restated Certificate of Incorporation pursuant to Sections 242 and 245 of the Corporation Law of the State of Delaware.


                                    ARTICLE I

The name of this corporation is Passave, Inc.

                                   ARTICLE II

The address of its registered office in the State of Delaware 2711 Certerville Road, Suite 400, in the City of Wilmington, County of New Castle 19808. The name of its registered agent at such address is the Corporation Service Company.

                                   ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware as set forth in Title 8 of the Delaware Code (as amended from time to time, the "DGCL").

                                   ARTICLE IV

1. CLASSES OF STOCK. This Corporation is authorized to issue two classes of stock to be designated, respectively, "COMMON STOCK" and "PREFERRED STOCK". The total number of shares which the Corporation is authorized to issue is 29,803,702 shares. 18,000,000 shares shall be Common Stock ("COMMON STOCK"), par value $0.0001 per share, and 11,803,702 shares shall be Preferred Stock, par value $0.0001 per share, of which 500,000 shall be designated Series A Preferred Stock ("SERIES A PREFERRED"), and 11,303,702 shall be designated Series B Preferred Stock ("SERIES B PREFERRED").

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2.       RIGHTS,  PREFERENCES AND  RESTRICTIONS OF PREFERRED  STOCK. The rights, preferences, Privileges and restrictions granted to and imposed on the Preferred Stock, are as set forth below in this Article IV(2).

2.1 DIVIDEND PROVISIONS. The holders of shares of Series A Preferred and the holders of shares of Series B Preferred shall be entitled to receive dividends, out of any assets legally available therefor, prior and in preference to any declaration or payment of any dividend on the Common Stock, at a rate of $0.0566 per annum for each share of Series A Preferred and each share of Series B Preferred then held by them (as adjusted for any stock dividends, combinations, stock splits and the like (a "RECAPITALIZATION EVENT") with respect to such shares). Such dividends shall be cumulative (and shall accrue to the holders of Series A Preferred and to the holders of Series B Preferred in the event that dividends on said shares are not declared or paid in any prior year), and shall be paid only when and if declared by the Board of Directors of the Corporation. No dividend shall be paid on shares of Common Stock or on other securities of this Corporation in any fiscal year unless (i) the aforementioned preferential dividends of the Series A Preferred and of the Series B Preferred shall have been paid in full, and (ii) the holders of Series A Preferred and the holders of Series B Preferred participate in such dividend on the Common Stock or on other securities of this Corporation on a pro rata basis in proportion to the number of shares of Common Stock held of record by each such holder (assuming the conversion of all Preferred Stock into Common Stock).

2.2      LIQUIDATION PREFERENCE.

         2.2.1 Subject to Section 2.2.3, in the event of any liquidation, dissolution or winding up of this Corporation, either voluntary or involuntary (a "LIQUIDATION EVENT"), the holders of Series A Preferred and Series B
Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets of this Corporation to the holders of Common Stock by reason of their ownership thereof, an amount per share equal to $1.4154652 for each outstanding share of Series A Preferred or Series B Preferred (as adjusted for any Recapitalization Event) (the "Preferential
Amount"). If, upon the occurrence of such event, the assets and funds thus distributed among the holders of the Preferred Stock shall be insufficient to permit the payment to such holders of the full Preferential Amounts, then the entire assets and funds of the Corporation legally available for distribution shall be distributed ratably among the holders of the Preferred Stock in proportion to the preferential amounts each such holder is entitled to receive. Following payment of the Preferential Amount, any remaining assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata in proportion to the number of shares Common Stock held by each holder, on an as converted basis.

         2.2.2 Notwithstanding Section 2.2.1, in the event that the total value of the assets and funds to which the holders of Series A Preferred and Series B Preferred would have been entitled upon a Liquidation Event, had the liquidation preference set forth in 2.2.1 not been applied and the holders of the Series A Preferred and Series B Preferred participated in such distribution on a PRO-RATA as-converted basis, is greater than (i) in the case of any Liquidation Event occurring prior to June 4, 2003, $2.12319 per each share of Series A Preferred and per each share of Series B Preferred then held

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by them (as adjusted for any  Recapitalization  Event);  (ii) in the case of any
Liquidation Event occurring on or after June 4, 2003 and prior to June 4, 2004, $2.83093 per each share of Series A Preferred and per each share of Series B Preferred then held by them (as adjusted for any Recapitalization Event); or
(iii) in the case of any Liquidation Event occurring at any time on or after June 4, 2004, $3.53866 per each share of Series A Preferred and per each share of Series B Preferred then held by them (as adjusted for any Recapitalization Event), then the liquidation preference set forth in 2.2.1 shall not apply and the assets of the Corporation available for distribution to stockholders shall be distributed among the holders of Preferred Stock and Common Stock pro rata in proportion to the number of shares Common Stock held by each holder, on an as converted basis.

         2.2.3 DEFINITION OF LIQUIDATION EVENT. For purposes of this Section 2.2, a Liquidation Event shall be deemed to be occasioned by, and to include,
(A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or a sale of all or substantially all of the assets of the Corporation (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation's material assets); unless in each case, the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity, or (B) a distribution of a dividend in excess of fifty percent (50%) of the value of the assets of the Corporation ("DEEMED LIQUIDATION").

         2.2.4 In any of such events, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value. Any securities shall be valued as follows:

                  2.2.4.1 Securities not subject to investment letter or other similar contractual restrictions on free marketability shall be valued as follows: (1) if traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such exchange over the thirty (30) day period ending three (3) days prior to the closing; (2) if actively traded over-the-counter, the value shall be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the thirty (30) day period ending three (3) days prior to the closing; and (3) if there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors of the Corporation.

                  2.2.4.2 Securities subject to investment letter or other restrictions on free marketability (other than restrictions arising solely by virtue of a stockholder's status as an affiliate or former affiliate) shall be valued in such a manner as to make an appropriate discount from the market value determined in good faith as above in Section 2.2.4.1 (1), (2) or (3) to reflect the approximate fair market value thereof, as determined by the Board of Directors of the Corporation.

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         2.2.5    in the event the  requirements  of this subsection 2.2 are not complied with or waived by written consent or written agreement of the holders of a majority of the then outstanding shares of Preferred Stock, this Corporation shall forthwith either:

                  2.2.5.1 cause such closing to be postponed until such time as the requirements of this Section 2.2 have been complied with: or

                  2.2.5.2 cancel such transaction, in which event the rights, preferences and privileges of the holders of the Preferred Stock shall revert to, and be the same as, such rights, preferences and privileges existing immediately prior to the date of the first notice referred to in Section 2.2.6 hereof.

         2.2.6 NOTICE. The Corporation shall give each holder of record of Preferred Stock written notice of such impending transaction not later than ten
(10) days prior to the stockholder meeting called to approve such transaction (to the extent such stockholder meeting is required by law or agreement), or twenty (20) days prior to the closing of such transaction whichever notice date is earlier, and shall also notify such holders in writing of the final approval of such transaction. The first of such notices shall describe the material terms and conditions of the impending transaction, the provisions of this Section 2.2, and the amounts anticipated to be distributed to holders of each outstanding series and class of capital stock of the Corporation pursuant to this Section 2.2, and the Corporation shall thereafter give such holders prompt notice of any material changes. The transaction shall in no event take place sooner than ten
(10) days after the Corporation has given the first notice provided for herein or sooner than ten (10) days after the Corporation has given notice of any material changes provided for herein; PROVIDED, HOWEVER, that such periods may be shortened upon the written consent of the holders of Preferred Stock that are entitled to such notice rights or similar notice rights and that represent at least a majority of the voting power of all then outstanding shares of such Preferred Stock.

2.3 CONVERSION. The holders of the Preferred Stock shall have conversion rights as follows (the "CONVERSION RIGHTS"):

         2.3.1 RIGHT TO CONVERT. Each share of Preferred Stock shall be convertible, without payment of additional consideration by the holder thereof at the option of the holder thereof, at any time after the date of issuance of such share at the office of this Corporation or any transfer agent for such stock, into such number of fully paid and nonassessable shares of Common Stock as is determined by dividing the Original Issue Price applicable to such share by the Conversion Price applicable to such share, determined as hereafter provided, in effect on the date the certificate is surrendered for conversion. The original issue price per share for shares of Series A Preferred shall initially be $2.50 (the "SERIES A ORIGINAL ISSUE PRICE")(as adjusted for any Recapitalization Event); and the original issue price per share for shares of Series B Preferred shall initially be $0.7077326 (the "SERIES B ORIGINAL ISSUE PRICE")(as adjusted for any Recapitalization Event). The conversion price per share for shares of Series A Preferred shall initially be $0.82845 (the "SERIES A CONVERSION PRICE")(as adjusted for any Recapitalization Event); and the conversion price per share for shares of Series B Preferred shall initially be $0.7077326 (the "SERIES B CONVERSION

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PRICE")(as adjusted for any Recapitalization Event); PROVIDED, HOWEVER, that the
Series A Conversion Price and the Series B Conversion Price shall be subject to adjustment as set forth in subsection 2.3.4 hereof. The Series A Conversion Price and the Series B Conversion Price are individually or collectively referred to herein as the "CONVERSION PRICE".

         2.3.2 AUTOMATIC CONVERSION. Each share of Preferred Stock shall automatically be converted into shares of Common Stock at the applicable Conversion Price at the time in effect for such Preferred Stock immediately upon the earlier of (i) except as provided below in subsection 2.3.3, the Corporation's sale of its Common Stock in an underwritten public offering ON FORM S-1 OR SB-2 under the Securities Act of 1933, as amended (the "ACT") or an equivalent law of any other jurisdiction (an "IPO"), yielding net proceeds to the Corporation of at least $20,000,000, with a market capitalization of the Corporation before the offering (based on the initial offering price per share to the public) of at least $100,000,000 (such IPO, if effected on a United States securities exchange (including NASDAQ) or on a stock exchange in any of Frankfurt, Paris or London, a "QUALIFIED PUBLIC OFFERING"); (ii) the date specified by written consent or written agreement of the holders of at least the majority of the then outstanding shares of Preferred Stock; or (iii) (A) the acquisition of the Corporation by another entity by means of any transaction or series of related transactions (including, without limitation, any reorganization, merger or consolidation); or (B) a sale of all or substantially all of the assets of the Corporation (including, for purposes of this section, intellectual property rights which, in the aggregate, constitute substantially all of the Corporation's material assets); unless in each case, the Corporation's stockholders of record as constituted immediately prior to such acquisition or sale will, immediately after such acquisition or sale (by virtue of securities issued as consideration for the Corporation's acquisition or sale or otherwise) hold at least fifty percent (50%) of the voting power of the surviving or acquiring entity, provided that in each such case the market capitalization of the Corporation before said transaction is of at least $100,000,000 (a "QUALIFIED M&A").

         2.3.3 MECHANICS OF CONVERSION. Before any holder of Preferred Stock shall be entitled to convert the same into shares of Common Stock, such holder shall surrender the certificate, or certificates therefor, duly endorsed, at the office of this Corporation or of any transfer for the Preferred Stock, and shall give written notice to this Corporation at its principal corporate office, of the election to convert the same and shall state therein the name or names in the certificate or certificates for shares of Common Stock are to be issued. This Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Preferred Stock, or to the nominee or nominees of such holder, a certificate or certificates for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Preferred Stock to be converted, and the person or persons entitled to the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such share of Common Stock as of such date. If the conversion is in connection with an underwritten offering of securities registered pursuant to the Act, the conversion, unless otherwise designated by the holder, will be conditioned upon the closing with the underwriters of the sale of securities pursuant to

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such offering, in which event the person(s) entitled to receive the Common Stock upon conversion of the Preferred Stock shall not be deemed to have converted such Preferred Stock until immediately prior to the closing of such sale of securities.

         2.3.4. CONVERSION PRICE ADJUSTMENTS OF PREFERRED STOCK FOR CERTAIN SPLITS AND COMBINATIONS. The Conversion Price of the Preferred Stock shall be subject to adjustment from time to time as follows:

                  2.3.4.1 In the event the Corporation should at any time or from time to time after the date upon which any shares of the Preferred Stock were first issued (the "PURCHASE DATE") fix a record date for the effectuation of a split or subdivision of the outstanding shares of Common Stock or for the determination of the outstanding shares of Common Stock entitled to receive a dividend or other distribution payable in additional shares of Common Stock without payment of any consideration by such holder for the additional shares of Common Stock, then, as of such record date (or the date of such dividend, distribution, split or subdivision if no record date is fixed), the Conversion Price of the Preferred Stock shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be increased in proportion to such increase of the aggregate of shares of Common Stock outstanding.

                  2.3.4.2 If the number of shares of Common Stock outstanding at any time after the Purchase Date is decreased by a combination of the outstanding shares of Common Stock or reverse stock split, then, following the record date of such combination or reverse stock split, the Conversion Price for the Preferred Stock shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of such series shall be in proportion to such decrease in outstanding shares.

         2.3.5 OTHER DISTRIBUTIONS. In the event this Corporation shall declare a distribution payable in securities of other persons, evidences of indebtedness issued by this or other persons, assets (excluding cash dividends) or options or rights not referred to in Section 2.3.4.1 then, in each such case for the purpose of this subsection 2.3.5, the holders of the Preferred Stock shall be entitled to a proportionate share of any such distribution as though they were holders of the number of shares of Common Stock of the Corporation into which their shares of Preferred Stock are convertible as of the record date fixed for the determination of the holders of Common Stock of the Corporation entitled to receive such distribution.

         2.3.6 RECAPITALIZATIONS. If at any time or from time to time there shall be a recapitalization of the Common Stock (other than a subdivision, combination or merger or sale of transaction provided for elsewhere in this
Section 2.3 or Section 2.2) provision shall be made so the holders of the Preferred Stock shall thereafter be entitled to receive upon conversion of the Preferred Stock the number of shares of stock or other securities or property of the Corporation or otherwise, which a holder of Common Stock deliverable upon conversion immediately prior to such recapitalization would have been entitled to receive on such recapitalization. In any such case, adjustment shall be made in the application of the provisions of this Section 2.3 with respect to the rights of the holders of the Preferred Stock after the recapitalization to the end that the provisions of this Section 2.3 (including adjustment of the Conversion Price then in effect and the

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number of shares  purchasable  upon conversion of the Preferred  Stock) shall be applicable after that event as nearly equivalently as may be practicable.

         2.3.7    ADJUSTMENTS TO CONVERSION PRICE FOR DILUTIVE ISSUES.

                  2.3.7.1 SPECIAL DEFINITIONS. For purposes of this Section 2.3.7, the following definitions shall apply:

                           2.3.7.1.1  "OPTIONS"  shall mean  rights,  options or
warrants to subscribe for, purchase or otherwise acquire either Additional Shares of Common or Convertible Securities (defined below).

                           2.3.7.1.2  "ORIGINAL  ISSUE DATE" shall mean the date
on which the first share of Series B Preferred was issued.

                           2.3.7.1.3  "CONVERTIBLE  SECURITIES"  shall  mean any
evidences of indebtedness, Preferred Stock or other securities convertible into or exchangeable for Additional Shares of Common.

                           2.3.7.1.4  "ADDITIONAL  SHARES OF COMMON"  shall mean
all shares of Common Stock issued (or, pursuant to Section 2.3.7.3, deemed to be issued) by the Corporation after the Original Issue Date, other than shares of Common Stock issued, issuable or, pursuant to Section 2.3.7.3 herein, deemed to be issued: (i) upon conversion of shares of the Preferred Stock; (ii) to officers, directors, employees or consultants of the Corporation pursuant to a stock grant or the exercise of an option under an option plan or purchase plan or other stock incentive program or arrangement approved by the Board of Directors for employees, directors, officers or consultants for the primary purpose of soliciting or retaining their services; (iii) as a dividend or distribution on the Preferred Stock; (iv) in connection with any transaction for which adjustment is made pursuant to Section 2.3.4.1, 2.3.4.2, 2.3.5 or 2.3.6 hereof; (v) to the public in an IPO; (vi) pursuant to options or warrants of the Corporation outstanding on the Original Issue Date; or (vii) to a "strategic investor" that is approved as such by the Company's Board of Directors, with the affirmative vote of at least two (2) Directors appointed by the Series B Preferred holders.

                  2.3.7.2 NO ADJUSTMENT OF CONVERSION PRICE. No adjustment in the Conversion Price shall be made in respect of the issuance of Additional Shares of Common unless consideration per share for an Additional Share of Common issued or deemed to be issued by the Corporation is less than the Conversion Price in effect on the date of, and immediately prior to such issue.

                  2.3.7.3 OPTIONS AND CONVERTIBLE SECURITIES. In the event that the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities or shall fix a record date for the determination of holders of any class of Securities entitled to receive any such Options or Convertible Securities, then the maximum number of shares of Common Stock issuable upon the exercise of such Options or, in the case of Convertible securities and Options therefor, the conversion or

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exchange of such Convertible  Securities shall be deemed to be Additional Shares of Common issued as of the time of such issue or, in case such a date shall have been fixed, as of the close of business on such record date; PROVIDED, HOWEVER, that Additional Shares of Common shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 2.3.7.5 hereof) of such Additional Shares of Common be less than the Conversion Price in effect on the date of and immediately prior to such issue, or such record date, as the case may be, and provided further that in any such case in which Shares of Common are deemed to be issued:

                           2.3.7.3.1  no further  adjustment  in the  Conversion
Price shall be made upon the subsequent issue of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities (in each case, pursuant to their respective terms);

                           2.3.7.3.2 if such Options or  Convertible  Securities
by their terms provide, with the passage of time or otherwise, for any increase in the consideration payable to the Corporation or decrease in the number of shares of Common Stock issuable, upon the exercise, or exchange thereof, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities;

                           2.3.7.3.3  upon the expiration of any such Options or
any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issue thereof (or upon the occurrence of a record date with respect thereto), and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if:

                                    2.3.7.3.3.1   in  the  case  of  Convertible
Securities or Options for Common Stock, the only Additional Shares of Common issued were shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration actually received by the Corporation upon such exercise, or for the issue of all such Convertible Securities which were actually converted or exchanged, plus the additional consideration, if any, actually received by the Corporation upon such conversion or exchange, and

                                    2.3.7.3.3.2  in  the  case  of  Options  for
Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to

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have  been  received  by the  Corporation  upon  the  issue  of the  Convertible
Securities with respect to which such Options were actually exercised;

                                    2.3.7.3.3.3  no  readjustment   pursuant  to
Sections 2.3.7.3.3.1 and 2.3.7.3.3.2 above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the applicable Original Issue Price, or (ii) the applicable Conversion Price that would have resulted from other issuances of Additional Shares of Common after the applicable Original Issue Date; and

                                    2.3.7.3.3.4  in the case of an Option  which
expires by its terms not more than thirty (30) days after the date of issue thereof, no adjustment of the Conversion Price shall be made until the expiration or exercise of such Option, whereupon such adjustment shall be made in the same manner provided in this Section 2.3.7.3.

                  2.3.7.4  ADJUSTMENT  OF  CONVERSION  PRICE  UPON  ISSUANCE  OF
ADDITIONAL SHARES OF COMMON. In the event that this Corporation shall issue Additional Shares of Common (including Additional Shares of Common deemed to be issued pursuant to Section 2.3.7.3) without consideration or for a consideration per share LESS THAN THE SERIES B CONVERSION PRICE in effect on the date of and immediately prior to such issue, then and in such event the Series A Conversion Price and the Series B Conversion Price be reduced, concurrently with such issue, to a price (calculated to the nearest cent) determined by multiplying such Conversion Price therefore in effect by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common so issued would purchase at such Conversion Price in effect immediately prior to such issue, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issue plus the number of such Additional Shares of Common so issued; PROVIDED HOWEVER, that, for the purposes of this Section 2.3.7.4, all shares of Common Stock issuable upon exercise, conversion or exchange of outstanding Options or Convertible Securities, as the case may be, immediately prior to such issue, shall be deemed to be outstanding, and PROVIDED further that the Conversion Price shall not be so reduced at such time if the amount of such reduction would be an amount less than $0.01, but any such amount shall be carried forward and reduction thereto with respect thereto made at the time of and together with any subsequent reduction which, together with such amount and any amount or amounts so carried forward, shall aggregate $0.01 or more.

                  2.3.7.5  DETERMINATION OF CONSIDERATION.  For purposes of this
Section 2.3.7, the consideration received by the Corporation for the issue of any Additional Shares of Common shall be computed as follows:

                           2.3.7.5.1 CASH AND PROPERTY. Such consideration shall

                                    2.3.7.5.1.1  insofar as it consists of cash,
be computed at the aggregate amount of cash received by the Corporation;

                                    2.3.7.5.1.2   insofar  as  it   consists  of
property other than cash, be computed at the fair market value thereof at the time of such issue, as determined in good faith by the Board of Directors; and

                                    2.3.7.5.1.3 in the event  Additional  Shares
of Common are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in Sections 2.3.7.5.1.1 and
2.3.7.5.1.2 above, as determined in good faith by the Board of Directors.

                           2.3.7.5.2  OPTIONS AND  CONVERTIBLE  SECURITIES.  The
consideration per share received by the Corporation for Additional Shares of Common deemed to have been issued pursuant to Section 2.3.7.3.1, relating to Options and Convertible Securities, shall be determined by dividing

                                    2.3.7.5.2.1   the  total  amount,   if  any,
received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities by

                                    2.3.7.5.2.2  the maximum number of shares of
Common Stock issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities, as determined in Section 2.3.7.3 hereof.

         2.3.8 NO IMPAIRMENT. This Corporation will not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by this Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this Section 2.3 and in the taking of all such action as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Preferred Stock against impairment.

         2.3.9    NO FRACTIONAL SHARES AND CERTIFICATE AS TO ADJUSTMENT.

                  2.3.9.1 No fractional shares shall be issued upon the conversion of any share or shares of the Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. Whether or not fractional shares are issuable upon such conversion shall be determined on the basis of the total number of shares of Preferred Stock the holder is at the time converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

                  2.3.9.2 Upon the occurrence of each adjustment or readjustment of the Conversion Price of the Preferred Stock pursuant to this Section 2.3, this Corporation, at its expense, shall promptly compute such adjustment or readjustment in accordance with the terms hereof and prepare and furnish to each holder of Preferred Stock a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. This Corporation shall, upon the reasonable written request at any time of any holder of Preferred Stock, furnish or cause to be furnished to such holder a like certificate setting forth (A) such adjustment and readjustment, (B) the Conversion Price for the Preferred Stock at the time in effect, and (C) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of a share of Preferred Stock.

         2.3.10 NOTICES OF RECORD DATE. In the event of any taking by this Corporation of a record of the holders of any class of securities for the purpose of determining the holders thereof who are entitled to receive any dividend (other than a cash dividend) or other distribution, any right to subscribe for, purchase or otherwise acquire any shares of stock of any class or any other securities or property, or to receive any other right, this Corporation shall mail to each holder of Preferred Stock, at least ten (10) days prior to the date specified therein, a notice specifying the date on which any such record is to be taken for the purpose of such dividend, distribution or right, and the amount and character of such dividend, distribution or right.

         2.3.11 RESERVATION OF STOCK ISSUABLE UPON CONVERSION. This Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock; and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, in addition to such other remedies as shall be available to the holder of such Preferred Stock, this Corporation will take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of common stock to such number of shares as shall be sufficient for such purposes.

         2.3.12 NOTICES. Any notice required by the provisions of this Section 3 to be given to the holders of shares of Preferred Stock shall be delivered personally or sent by first class mail, postage prepaid, and addressed to each holder of record at his address appearing on the books of this Corporation.

2.4      VOTING RIGHTS.

         2.4.1 GENERAL VOTING RIGHTS. Each holder of shares of the Preferred Stock shall be entitled to the number of votes equal to the number of shares of Common Stock into which such shares of Preferred Stock could be converted and shall have voting rights and powers equal to the voting rights and powers of the Common Stock (except as otherwise expressly provided herein or as required by law, voting together with the Common Stock as a single class) and shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of the Corporation. Fractional votes shall not, however, be permitted and any fractional voting rights resulting from the above formula (after aggregating all shares into which shares of Preferred Stock held by each holder could be converted) shall be rounded to the nearest whole number (with one-half being rounded upward). Each holder of Common Stock shall be entitled to one (1) vote for each share of Common Stock held.

         2.4.2    REQUIRED CLASS VOTE.

                  2.4.2.1 Until, and contingent upon, the consummation of an IPO, in addition to any other rights provided by law, and so long as the holders of Preferred Stock hold in the aggregate at least seven percent (7%) of the issued and outstanding capital stock of the Corporation, this Corporation shall not, without first obtaining the affirmative vote or written consent of holders of not less than sixty percent (60%) of the then outstanding Preferred Stock on an as converted basis:

         (1)      effect   or  enter   into  a   Liquidation   Event  or  Deemed
Liquidation, other than a Qualified M&A;

         (2) sell or grant an exclusive license to any portion of the Company's intellectual property and proprietary information, or sell, transfer, or dispose of all or substantially all of the assets of the Corporation, other than in the ordinary course of business, and other than a Qualified M&A;

         (3) approve the Company's offering of its securities to the public, other than a Qualified Public Offering;

         (4) declare or pay any dividends or other distributions of cash, shares or assets on any class or form of securities;

         (5) change the rights relating to the composition of, or the right to appoint, members of the Board of Directors;

         (6) reclassify any outstanding shares into, or create any new class or series of shares or any other securities convertible into, equity securities of the Corporation, having preferences or priority senior to or on a parity with the rights and preferences of the Preferred Stock;

         (7) redeem any Common Stock (other than pursuant to equity incentive agreements with an employee of the Corporation or a service provider giving the Corporation the right to repurchase shares upon the termination of services);

         (8) approve the winding up of the Company or of any subsidiary thereof, and/ or the cessation of all or of a substantial part of the business of the Company or any subsidiary thereof;

         (9) increase or decrease the authorized number of the Preferred Stock, or authorize the issuance of shares of Preferred Stock; or

         (10) amend the Certificate of Incorporation or Bylaws of the Corporation, or take any action that would affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of the Preferred Stock.

                  2.4.2.2 In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of (i) two members of the Board of Directors appointed by the holders of Series B Preferred, so long as the holders of Series B Preferred have a right to appoint three members of the Board of Directors of this Corporation, or (ii) one member of the Board of Directors appointed by the holders of Series B Preferred, so long as the holders of Series B Preferred have a right to appoint one or two members of the Board of Directors of this Corporation:

         (1) authorize the issuance of securities of the Corporation to officers, directors, founders, or holders of more than five percent (5%) of the capital stock of the Corporation ("RELATED PARTY"), to their family members, to any corporation held by such Related Party, or to affiliates of such Related Party;

         (2) approve any transaction, agreement or undertaking of the Corporation under which the Company's aggregate obligations exceed $50,000, other than sales or purchases made in the ordinary course of business;

         (3) adopt any new option plan or purchase plan or other stock incentive program or arrangement, or make any amendments to an existing option plan or purchase plan or other stock incentive program or arrangement;

         (4) extend any loan or advance to an employee of this Corporation or of any subsidiary thereof, other than in the ordinary course of business;

         (5)      undertake any guarantee in excess of $50,000;

         (6) grant any mortgage, pledge or security interest in all or substantially all of the assets of this Corporation or of any subsidiary thereof;

         (7) form a subsidiary or approve an investment in any entity which is not wholly owned by this Corporation;

         (8) approve a material change in the business of the Company (including, without limitation, the acquisition, or the introduction, of a new business);

         (9) appoint, terminate, or modify the compensation of, any senior executive of this Corporation;

         (10) sell, transfer, or dispose of, any material asset of this Corporation with a market value in excess of $50,000;

         (11) approve the signatory rights of this Corporation and make any amendment thereto;

         (12)     approve  this  Corporation's   annual  budget,  and  make  any
amendments thereto;

         (13)     approve  this  Corporation's   business  plan,  and  made  any
amendments thereto;

         (14) approve this Company's offering of its securities to the public, other than a Qualified Public Offering; or

         (15)     appoint or change the CPA of this Corporation.

                  2.4.2.3  The  limitations  set forth in  Sections  2.4.2.1 and
2.4.2.2 shall apply to any action set forth therein with respect to any subsidiary of this Corporation as now existing and as may be formed by this Corporation from time to time.

                  2.4.2.4 This Corporation shall not, without first obtaining the affirmative vote or written consent of a majority of the members of the Board of Directors of this Corporation:

         (1) take any action that would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Preferred Stock; and

         (2) effect an automatic conversion of the Preferred Stock pursuant to Article IV Section 2.3.2(ii) hereof.

         2.4.3 ELECTION OF DIRECTORS. The Board of Directors of the Corporation will be fixed at six (6). Three (3) directors shall be elected by the holders of a majority of the Series B Preferred; one (1) director shall be elected by the holders of a majority of the Series A Preferred, and two (2) directors will be elected by the holders of a majority of the Common Stock. In case of any vacancy in the office of a director elected by holders of a particular class or series of stock, the vacancy may be filled only by the vote of the holders of such class or series of stock. Any director who shall have been elected by the holders of a particular class or series of stock may be removed without cause by, and only by, the applicable vote of the holders of shares of such class or series of stock.

2.5      BRING ALONG.

         2.5.1 Subject to the Liquidation Preference set forth in Section 2.2, in the event that holders of at least seventy five percent (75%) of the Corporation's issued and outstanding capital stock, on an as-converted basis (the "PROPOSING HOLDERS") shall have approved in writing or at a duly held stockholders meeting a transaction or series of related transactions with any person or persons which would result in the sale or other transfer of ownership of all of their capital stock in the Corporation, then each other holder of the Corporation's capital stock (the "REMAINING HOLDER") shall be required, if so demanded by the Proposing Holders, to vote in favor of the proposed transaction or transactions (to the extent the vote of the Remaining Holders is required) and each Remaining Holder shall be required to include all of its shares of capital sock of the Corporation in such transaction or transactions upon written notice of the Proposing Holders (the "BRING ALONG NOTICE"), setting forth in reasonable detail the material terms and conditions of the proposed transaction and the terms of this Section 2.5, at least thirty (30) days prior to the consummation of the proposed transaction, at the same price and upon the same terms and conditions as the Proposing Holders.

         2.5.2 Upon receipt of the Bring-Along Notice, each Remaining Holders shall be obligated to sell all of their capital stock in the Corporation in connection with such proposed transaction, notwithstanding any other rights of co-sale, rights of first refusal or other rights.

         2.5.3 At the closing of the proposed transaction or transactions (which date, place and time shall be designated by the Proposing Holders and provided to each Remaining Holder at least five (5) days prior thereto), each such Remaining Holder shall deliver certificates evidencing all of its capital stock of the Corporation, duly endorsed, or accompanied by written instruments of transfer in form satisfactory to the proposed purchaser, duly executed by such Remaining Holder, free and clear of any liens, against delivery of the purchase price therefor.

         2.5.4 The Bring Along Obligations set forth in this Section 2.5 shall terminate immediately prior to, and contingent upon, the consummation of an IPO.

         2.5.5 LIMITATIONS ON CONSIDERATION AND INDEMNIFICATIONS, ETC. The obligation of Intel Atlantic Inc. ("Intel") to transfer its shares to the party offering to acquire the total issued capital stock of the Corporation and/or to vote its shares in favor of such transaction, pursuant to this Section 2.5 shall be subject to the satisfaction of each of the following conditions:

                  (i) FORM OF CONSIDERATION. Intel shall not be required to accept any consideration for its shares other than cash or freely tradeable equity securities which have been admitted to or listed upon
         (i) the Official List of the UK Listing Authority or (ii) the New York or American Stock Exchange or the NASDAQ National Market in the United States of America or (iii) the Neuer Markt (iv) Euronext Paris S.A. or
         (v) any other comparable stock exchange, or such other stock exchange as Intel may agree.

                  (ii) EQUAL CONSIDERATION. Subject to Section (iii) below, upon the consummation of the above transaction, all of the holders of each class of Preferred Stock will receive the same form and amount of consideration per share of such class of Preferred Stock, respectively, taking into account any liquidation preference to which holders of such class of Preferred Stock are entitled, and if any holders of a class of Preferred Stock are given an option as to the form and amount of consideration to be received, all holders of such class of Preferred Stock will be given the same option.

                  (iii) COSTS/EXPENSES. Intel shall not be required to incur any costs or expenses (without limitation whether by way of out of pocket expenses or by way of set off) in connection with the transaction except its PRO RATA share of any costs incurred for the benefit of all of the Corporation's shareholders and for which Intel has agreed in writing to be responsible in advance of such costs being incurred; provided, however that no such consent shall be required for any costs incurred for the benefit of Intel that are paid, directly or indirectly, by the Corporation or the acquirer. For the avoidance of doubt Intel shall be solely responsible for any costs that it decides to incur including the costs of its own counsel.

                  (iv) REPRESENTATIONS, WARRANTIES AND INDEMNITIES. The only representations, warranties or indemnities that Intel shall be required to make in connection with the above transaction are representations, warranties and indemnities concerning (i) legal ownership of the Corporation's securities to be sold by Intel (the "Intel Securities"), and

         (ii) the corporate authority of Intel to convey title to the Intel Securities, and the ability to do so free and clear of liens, encumbrances or adverse claims (the "Intel Required Obligations"). The Intel Required Obligations shall be in the same form as those to be given by each of the other shareholders of the Company and shall be given by Intel on a several (but not joint) basis only.

                  (v)      LIABILITY.    Intel  shall  not  accept, assume or be
         deemed to have assumed any joint, or joint and several, liability with any other shareholder(s), the Corporation or any other party, with respect to any representation, warranty, indemnity, covenant or combination thereof made by such other shareholder(s), the Corporation or other party in connection with the transaction. Intel's liability shall in any event be limited to the amount of consideration actually received by Intel in such a transaction.

                  (vi) ESCROW AND LIABILITY UPON ESCROW. In the event that consideration for any of the shares in the Corporation is to be placed in escrow (the "Escrow Amount"), Intel's portion of such Escrow Amount will not exceed 15% of the total consideration payable to Intel and the Escrow Amount, to the extent that no claim has been made against it and for such amount as might remain following such claim, will be released to the shareholders no later than eighteen (18) months following the consummation of the transfer of Intel's shares. Intel's liability with respect to the Escrow Amount shall be limited to its portion of the Escrow Amount (which, in any event, shall not exceed fifteen percent (15%) of the total considerable payable to Intel).

                  (vii) US SECURITIES. If the consideration proposed for Intel's shares is in the form of securities of an issuer incorporated in the United States, Intel shall not be obligated to participate in the transaction unless it is provided an opinion of counsel to the effect that the sale in connection with such transaction is not in violation of the registration or qualification requirements of federal or applicable state securities laws in the United States, or, if Intel is not provided with such an opinion, the Corporation shall indemnify Intel for any violation.

                  (viii) OTHER AGREEMENTS. Intel shall not be required, as a condition to its participation in such sale, to amend, extend or terminate any contractual or other relationship with the Corporation, the acquirer or their respective affiliates.

                  (ix) COVENANT NOT TO COMPETE. Intel shall not be required to agree to any covenant not to compete or any covenant not to solicit any of the customers, employees or suppliers of any party to the transaction.

2.6 STATUS OF CONVERTED PREFERRED STOCK. In the event any shares of Preferred Stock shall be converted pursuant to Section 2.3, the shares so converted shall be cancelled and shall not thereafter be issuable by the Corporation. The Certificate of Incorporation of this Corporation shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized capital stock.

3.       COMMON STOCK.

3.1 DIVIDEND RIGHTS. Dividends may be paid on the Common Stock as and when declared by the Board of Directors, subject to the prior dividend rights of the Preferred Stock. Such dividends shall be distributed among the holders of Common Stock pro rata in proportion of the number of shares of Common Stock held by each (assuming conversion of all Preferred Stock).

3.2 LIQUIDATION RIGHTS. Upon the liquidation, dissolution or winding up of the Corporation, the assets of the Corporation shall be distributed as provided in Section 2.2 of Article IV hereof.

3.3      REDEMPTION. The Common Stock is not redeemable.

3.4      VOTING RIGHTS.  The holder of each share of Common Stock shall have one
(1) vote, and shall be entitled to notice of any stockholder meeting in accordance with the Bylaws of this Corporation, and shall be entitled to vote upon such matters and in such manner as otherwise provided herein or as may be provided by law.

                                    ARTICLE V

The Corporation is to have perpetual existence.

                                   ARTICLE VI

Except as otherwise provided in this Certificate of Incorporation, the Board of Directors may make, repeal, alter, amend or rescind any or all of the Bylaws of the Corporation.

                                   ARTICLE VII

Except as otherwise provided in this Certificate of Incorporation, the number of directors which constitute the whole Board of Directors shall be designated by the Bylaws of the Corporation.

                                  ARTICLE VIII

Elections of directors at an annual or special meeting need not be by written ballot unless a holder demands election by written ballot at the meeting and before voting begins or unless the Bylaws of the Corporation shall so provide.

                                   ARTICLE IX

Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

                                    ARTICLE X

The Corporation may amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute. All rights conferred upon stockholders herein are granted subject to this reservation.

                                   ARTICLE XI

To the fullest extent permitted by the General Corporation Law of Delaware, as the same may be amended from time to time, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the General Corporation Law of Delaware is hereafter amended to authorize, with or without the approval of a corporation's stockholders, further reductions in the liability of the corporation's directors for breach of fiduciary duty, then a director of the Corporation shall not be liable for any such breach to the fullest extent permitted by the General Corporation Law of Delaware as so amended. Any repeal or modification of the foregoing provisions of this Article XI, by amendment of this Article XI or by operation of law, shall not adversely affect any right or protection of a director of the Corporation with respect to any acts or omissions of such director occurring prior to such repeal or modification.

                                   ARTICLE XII

To the fullest extent permitted by applicable law, the Corporation is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and other agents of the Corporation (and any other persons to which Delaware law permits the Corporation to provide for indemnification), through Bylaw provisions, agreements with any such director, officer, employee or other agent or other person, vote of stockholders or disinterested directors, or otherwise, in excess of the indemnification and advancement otherwise permitted by Section 145 of the Delaware General Corporation Law, subject only to limits created by applicable Delaware law (statutory or nonstatutory), with respect to actions for breach of duty to a corporation, its stockholders and others.

Any repeal or modification of any of the foregoing provisions of this Article XII, by amendment of this Article XII or by operation of law, shall not adversely affect any right or protection of a director, officer, employee or other agent or other person existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director, officer or agent occurring prior to such repeal or modification.

                                  ARTICLE XIII

Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in any summary way of this Corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of
Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for

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this Corporation  under the provisions of Section 279 of Title 8 of the Delaware
Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or of a class of stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this Corporation, as the case may be, and also on this Corporation.

                                   ARTICLE XIV

A stockholder of this Corporation shall have the preemptive right to subscribe to an additional issuance of stock or to any security convertible into such stock to the extent and on such terms, and only to the extent and on such terms, as are provided in that certain Amended and Restated Investors' Rights Agreement.

                                   ARTICLE XV

Upon the effective filing of this Amended and Restated Certificate of Incorporation (the "filing Date") each outstanding share of Common Stock and Series A Preferred shall be split into 100 shares of Common Stock and Series A Preferred, respectively.

Following the Filing Date, new stock certificates representing shares of Common Stock and Series A Preferred shall be issued by the Corporation in exchange for the surrender of all stock certificates (the "Old Certificates") representing outstanding shares of Common Stock and Series A Preferred immediately prior to the Filing Date, (ii) upon the Filing Date, all the Old Certificates shall be deemed canceled and shall not be recognized as evidencing outstanding Common Stock and Series A Preferred without any action on the part of the holder thereof, and (iii) following the filing date, all warrants, options and other securities to purchase shares of the Corporation shall be appropriately and equitably adjusted.

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IN WITNESS  WHEREOF,  the  undersigned  has signed  this  Amended  and  Restated
Certificate of Incorporation as of October 8, 2002.


                                        PASSAVE, INC.

                                        /s/ Ariel Maislos
                                        ----------------------------
                                        By: Ariel Maislos, President


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